EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report on Form 10-K of our report dated March 12, 2010 on our audits of the consolidated balance sheets of China Housing & Land Development, Inc. and Subsidiaries as at December 31, 2009 and 2008 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the three years ended December 31, 2009, and to the reference to our firm under the heading “Experts”.

Chartered Accountants

/s/ MSCM LLP

MSCM LLP
Toronto, Canada
March 15, 2010